Exhibit 10.2

Common Stock Distribution Agreement

This Common Stock Distribution Agreement (this “Agreement”) is entered into effective March 14, 2022 by NovAccess Global Inc., a Colorado corporation (“NovAccess”), and Innovest Global, Inc., a Nevada corporation (“Innovest”).

Recitals

A.         Innovest owns 7,500,000 shares of NovAccess common stock, no par value (the “Shares”), that NovAccess issued to Innovest in consideration for the acquisition of StemVax, LLC.

B.         NovAccess intends to register the Shares for resale under the Securities Act of 1933 to allow Innovest to distribute the Shares to its shareholders, and Innovest intends to distribute the Shares to its shareholders.

NovAccess and Innovest (together, the “Parties”) agree as follows:

1         Registration of Shares

NovAccess intends to register the Shares for resale under the Securities Act of 1933 (the “Securities Act”) on Form S-1, Form A-1 or other appropriate registration statement (the “Registration”). NovAccess will be responsible for the cost of the Registration. After the date the Registration is effective under the Securities Act (the “Effective Date”), and until the Distribution (as defined below) is completed, NovAccess agrees to use its reasonable best efforts to: (i) maintain the effectiveness of the Registration; (ii) comply on a timely basis with all filing requirements applicable to it pursuant to the Securities and Exchange Act of 1934; and (iii) cause NovAccess’ common stock to be quoted on the OTC Market or listed on a national securities exchange.

2.         Distribution of Shares

After the Effective Date, and so long as the Registration remains effective, Innovest agrees within 45 days following the Effective Date to distribute the Shares to the shareholders of Innovest on a pro rata basis based on their holdings of stock of Innovest and Innovest’s articles of incorporation (the “Distribution”). Innovest will be responsible for the cost of the Distribution; provided, however, that NovAccess will be responsible for any costs charged by NovAccess’ transfer agent to reissue (but not mail) the Shares. Innovest’s obligation to make the Distribution is contingent upon there being no law, rule, judgment or order, whether preliminary, temporary or permanent, in effect that prevents, makes illegal or prohibits the completion of the Distribution.

3         Representations of NovAccess

NovAccess represents to Innovest as follows:

3.1         Authority; No Conflict. The board of directors of NovAccess has authorized the execution, delivery and performance of this Agreement by NovAccess. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any organizational documents, agreement or instrument to which NovAccess or any of its subsidiaries is a party or to which it or any of its assets, operations or subsidiaries are subject.

3.2         Legal Proceedings. None of NovAccess or its affiliates is a party to any claim, action, suit, proceeding, or governmental investigation (“Action”), and, to NovAccess’ knowledge, there is no threatened Action, in either case, that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

4         Representations of Innovest

Innovest represent to NovAccess as follows:

4.1         Authority; No Conflict. The board of directors of Innovest has authorized the execution, delivery and performance of this Agreement by Innovest. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any organizational documents, agreement or instrument to which Innovest or any of its subsidiaries is a party or to which it or any of its assets, operations or subsidiaries are subject.

4.2         Legal Proceedings. None of Innovest or its affiliates is a party to any Action, and, to Innovest’s knowledge, there is no threatened Action, in either case: (a) relating to or affecting the Shares or in which a charging order against the Shares has been sought or awarded; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

4.3         The Shares. The Shares are free and clear of all liens, encumbrances, charges and assessments of every nature (“Encumbrance”) and will be free and clear of all Encumbrances on the Effective Date. No person or entity has any right to acquire the Shares. Innovest agrees that it will not sell or otherwise transfer the Shares other than the Distribution.

5         Additional Agreements of the Parties

5.1         Publicity and Announcements. No Party may publicly disclose (orally or in writing) or issue any press release regarding the existence or terms of this Agreement, or the transactions contemplated by this Agreement, without the prior written approval of the other Parties (which shall not be unreasonably withheld or delayed), except to the extent that NovAccess (based on the advice of counsel) is required to make any public disclosure or filing regarding the subject matter of this Agreement.

5.2         Further Actions. The Parties agree to take all actions reasonably necessary to effectuate the transactions contemplated by this Agreement.

6         Termination Rights

NovAccess and Innovest may terminate this Agreement at any time by mutual written consent. Innovest may terminate this Agreement prior to the Effective Date if the Effective Date has not occurred by 5:00 P.M. Cleveland time on December 31, 2022; provided, however, that Innovest may not terminate this Agreement if it is in breach of any of its covenants or agreements contained in this Agreement.

7         Miscellaneous

7.1         Notices. All notices and other communications under this Agreement must be in writing and will be deemed given when sent by email (with electronic confirmation of transmission) to the following email addresses (or to another email address that a Party may have specified by notice given to the other Parties pursuant to this provision): (a) to NovAccess to Dwain K. Morris-Irvin at DIrvin@NovaccessGlobal.com; (b) to Innovest at SBailey@GreenpointCapitalPartners.com.

7.2         Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all other agreements, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may be modified or amended only by a written agreement signed by the Parties against whom the amendment is sought to be enforced.

7.3         Governing Law. This Agreement will be governed by the laws of Ohio without giving effect to applicable conflict of law provisions. With respect to any litigation arising out of or relating to this Agreement, each party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in Cuyahoga County, Ohio.

7.4         Assignment. This Agreement may not be assignable by a Party without prior written consent of the other Parties.

7.5         Counterparts. This Agreement may be executed in any number of counterparts, including electronically, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

< Signatures on Next Page >

In Witness Whereof, the Parties have signed this Agreement as of the date listed above.

NovAccess Global Inc.	Innovest Global, Inc.
/s/ Dwain K. Morris-Irvin	/s/ Shaheed Bailey
By Dwain K. Morris-Irvin Chief Executive Officer	By Shaheed Bailey Chief Executive Officer

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